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ERNST & YOUNG
                                                                    EXHIBIT 16.2


Securities Exchange Commission                                   1 February 1999
450 Fifth Street NW
Washington, D.C. 20549                                              5/GNK/NC/DKP
USA


Dear Sirs:

We have read the statements made by AremisSoft Corporation (copy attached), which we understand will be filed with the Commission as part of the Company's registration statement on Form S-1. We agree with the statements concerning our firm contained therein.


Yours faithfully

/s/ Ernst & Young

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                             CHANGE IN ACCOUNTANTS


      In December 1998, Pannell Kerr Forster, chartered accountants, was again engaged as the Company's independent auditors. Accordingly, the engagement of Ernst & Young, chartered accountants, was discontinued effective December 16, 1998. Both decisions to change independent accountants were approved by the Company's Board of Directors. During their engagement for the 1997 fiscal year and subsequent interim periods, Ernst & Young issued no audit report which was qualified or modified as to uncertainty, audit scope or accounting principles, or which contained adverse opinions or disclaimers of opinion on any of the Company's financial statements and there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreements.